Exhibit 12.3

INDEPENDENT AUDITORS’ CONSENT

We consent to our report dated March 31, 2002 (except for the restatement to constant pesos as of December 31, 2002, as to which the date is June 27, 2003), appearing in the Annual Report on Form 20-F for the year-ended December 31, 2002 of Comunicacion Celular S.A. (the “Company”) and to the incorporation by reference of such report in the Company’s Registration Statement on Form F-3 (333-07908).

/s/ Deloitte & Touche Ltda.

June 27, 2003